Exhibit 99.1

Press Release July 29, 2008
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported its financial results for the second quarter of 2008. Distributable cash flow for the second quarter was $14.0 million, up $1.6 million or 12.9% from the same period last year. For the six months ended June 30, 2008 distributable cash flow was $27.7 million, up $2.7 million or 10.8% from the same period last year.
Net income for the second quarter of 2008 was $3.8 million ($0.18 per basic and diluted limited partner unit) compared to $11.0 million ($0.64 per basic and diluted limited partner unit) for the same period of 2007. For the six months ended June 30, 2008, net income was $11.6 million ($0.61 per basic and diluted limited partner unit) compared to $18.4 million ($1.06 per basic and diluted limited partner unit) for the same period of 2007. The relative strength of our distributable cash flow despite our lower net income when comparing our 2008 results to the prior year is due principally to the contractual minimum commitments that we have in place with our shippers. Under certain transportation agreements, Alon and Holly have committed to a level of product shipments that generally results in a minimum level of revenue. Amounts billed for any shortfalls with respect to these contractual commitments are recorded as deferred revenue and later included in revenue and net income when earned and no longer subject to recapture. Increases in deferred revenue as a result of such shortfalls are included in distributable cash flow when the shortfall occurs.
We acquired crude oil and product pipeline and tankage assets from Holly Corporation on February 29, 2008 that service Holly’s Navajo Refinery in southeast New Mexico and Woods Cross Refinery in Woods Cross, Utah. Our revenues for the three and six months ended June 30, 2008 include $6.6 million and $8.7 million, respectively, that are attributable to the operations of these crude pipeline and tankage assets that commenced on March 1, 2008.
Total revenues for the second quarter of 2008 were $26.8 million, a $0.4 million decrease compared to the three months ended June 30, 2007. This decrease was due principally to the effects of limited production at Alon’s Big Spring Refinery resulting from an explosion and fire in February, production downtime at Holly’s Navajo Refinery during the second quarter of 2008 and a decrease in previously deferred revenue realized. These decreases were partially offset by revenues attributable to our crude pipeline assets that were acquired in the first quarter of 2008. See discussion of Alon’s Big Spring Refinery and Holly’s Navajo Refinery below.
•	Revenues from our refined product pipelines were $14.6 million, a decrease of $4.2 million compared to the second quarter of 2007. This decrease was due to a decline in refined product pipeline shipments by refineries utilizing our refined product pipeline system during the second quarter and a $0.9 million decrease in previously deferred revenue realized. These decreases were partially offset by the effect of the annual tariff increase on refined product shipments. Shipments on our refined product pipeline system decreased to an average of 100.2 thousand barrels per day (“mbpd”) compared to 147.1 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $2.5 million, a decrease of $1.6 million compared to the second quarter of 2007. This decrease was due to a decline in volumes shipped on our intermediate pipelines resulting from downtime at Holly’s Navajo Refinery and a $1.0 million decrease in previously deferred revenue realized. These decreases were partially offset by the effect of the annual tariff increase on intermediate pipeline shipments. Shipments on our intermediate product pipeline system decreased to an average of 51.9 mbpd compared to 68.4 mbpd for the same period last year.

•	Revenues from our crude pipelines were $6.6 million; second quarter shipments averaged 130.6 mbpd.

•	Revenues from terminal, tankage and truck loading rack fees were $3.2 million, a decrease of $1.1 million compared to the second quarter of 2007.
Total revenues for the six months ended June 30, 2008 were $54.1 million, a $3.0 million increase compared to the six months ended June 30, 2007. This increase was due principally to revenues attributable to our crude pipeline assets acquired in the first quarter of 2008. This increase was partially offset by a decrease in third party shipments, a decrease in shipments on our intermediate pipeline system and a decrease in previously deferred revenue realized.
•	Revenues from our refined product pipelines were $32.0 million, a decrease of $3.9 million compared to the first six months of 2007. This decrease was due to a decline in third party shipments as a result of reduced production and downtime following an explosion at Alon’s Big Spring refinery during the first quarter. This decrease was offset partially by a year-to-date increase in affiliate shipments and the effect of the annual tariff increase on refined product shipments. Overall shipments on our refined product pipeline system decreased to an average of 115.2 mbpd compared to 142.3 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $6.0, a decrease of $1.0 million compared to the first six months of 2007. This decrease was due to the effects of downtime at Holly’s Navajo Refinery during the second quarter of 2008 and a $0.9 million decrease in previously deferred revenue realized. These decreases were partially offset by the effect of the annual tariff increase on intermediate pipeline shipments. Shipments on our intermediate product pipeline system decreased to an average of 59.7 mbpd compared to 64.0 mbpd for the same period last year.

•	Revenues from our crude pipelines were $8.7 million; for the months of March through June 2008 shipments averaged 133.1 mbpd.

•	Revenues from terminal, tankage and truck loading rack fees were $7.3 million, a decrease of $0.8 million compared to the first six months of 2007.
Operating costs and expenses were $17.4 million and $32.7 million for the three and six months ended June 30, 2008, respectively, an increase of $4.7 million and $7.0 million compared to same periods of 2007, respectively. The increase for the three and six months ended June 30, 2008 was due principally to costs and expenses related to the operations of our crude pipelines commencing March 1, 2008 and increased pipeline maintenance and payroll costs. Additionally, interest expense for the three and six months ended June 30, 2008 increased $1.9 million and $2.3 million over the same periods of 2007, respectively. This increase is due principally to interest attributable to advances from our revolving credit agreement that were used to finance our crude pipeline asset purchase in the first quarter as well as capital projects.
On February 18, 2008, Alon experienced an explosion and fire at its Big Spring refinery that resulted in the shutdown of production. In early April Alon reopened its Big Spring refinery and has resumed production which is currently running at about one-half of refinery capacity. Alon has announced that it plans to complete repairs and be back at full capacity in the third quarter of 2008. Lost production and reduced operations attributable to this incident resulted in a decrease in third party shipments on our refined product pipelines during the first six months of 2008.
Additionally, during the 2008 second quarter, Holly’s Navajo Refinery experienced approximately 10 days unplanned downtime as a result of unexpected repairs that further contributed to reduced volume shipments on our pipeline systems.

Commenting on the second quarter results for 2008, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “Although revenue for the quarter was significantly reduced as a result of the shutdown of Alon’s Big Spring refinery and unplanned downtime at Holly’s Navajo Refinery, the contractually committed billings under our pipelines and terminals agreements operated as intended. The combined effects of our recently acquired crude pipeline and tankage assets and the contractual downside protection as described above enabled us to increase our distributable cash flow. This is demonstrated by the fact that notwithstanding these events, our distributable cash flow for the second quarter increased 12.9% over the same period last year allowing us to increase our second quarter distribution to $0.745 per unit, our fourteenth consecutive quarterly increase and a 6% increase over our distribution for second quarter of 2007. Looking forward, we expect that revenues as well as distributable cash flow should increase as Alon restores production to normal operating levels, and we begin to realize the benefits of certain organic and third-party growth initiatives currently in development. Our 100% fee based revenue and high level of contractual commitments have given our company a unique level of revenue protection in any commodity environment.”
As previously announced, our second quarter cash distribution of $0.745 per unit will be paid to unitholders of record on August 5, 2008. The distribution will be paid on August 14, 2008 as opposed to August 15, 2008.
We have scheduled a conference call today at 4:00 PM EDT to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #55593314. Additionally, listeners may access the call via the internet at: http://www.videonewswire.com/event.asp?id=49868.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from west Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 85,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico and a 26,000 bpsd refinery in Woods Cross, Utah. A Holly Corporation subsidiary owns a 46% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for petroleum products and crude oil in the markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2008 and 2007.

	Three Months Ended
	June 30,		Change from
	2008	2007	2007
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$8,873	$9,438	$(565)
Affiliates – intermediate pipelines	2,456	4,054	(1,598)
Affiliates – crude pipelines	6,553	—	6,553

	17,882	13,492	4,390
Third parties – refined product pipelines	5,681	9,355	(3,674)

	23,563	22,847	716

Terminals, refinery tankage and truck loading racks:
Affiliates	2,264	2,861	(597)
Third parties	948	1,423	(475)

	3,212	4,284	(1,072)

Total revenues	26,775	27,131	(356)

Operating costs and expenses
Operations	9,985	8,189	1,796
Depreciation and amortization	6,062	3,208	2,854
General and administrative	1,359	1,284	75

	17,406	12,681	4,725

Operating income	9,369	14,450	(5,081)

Interest income	28	145	(117)
Interest expense, including amortization	(5,233)	(3,371)	(1,862)
Gain on sale of assets	—	1	(1)
Minority interest in Rio Grande	(264)	(154)	(110)

Income before income taxes	3,900	11,071	(7,171)

State income tax	(85)	(65)	(20)

Net income	3,815	11,006	(7,191)

Less general partner interest in net income, including incentive distributions (1)	800	726	74

Limited partners’ interest in net income	$3,015	$10,280	$(7,265)

Net income per unit applicable to limited partners (1)	$0.18	$0.64	$(0.46)

Weighted average limited partners’ units outstanding	16,328	16,108	220

EBITDA(2)	$15,167	$17,505	$(2,338)

Distributable cash flow (3)	$13,995	$12,389	$1,606

Volumes (bpd)(4)
Pipelines:
Affiliates – refined product pipelines	75,812	82,571	(6,759)
Affiliates – intermediate pipelines	51,886	68,437	(16,551)
Affiliates – crude pipelines	130,559	—	130,559

	258,257	151,008	107,249
Third parties – refined product pipelines	24,423	64,487	(40,064)

	282,680	215,495	67,185
Terminals and truck loading racks:
Affiliates	93,328	123,245	(29,917)
Third parties	31,178	53,179	(22,001)

	124,506	176,424	(51,918)

Total for petroleum pipelines and terminal assets (bpd)	407,186	391,919	15,267

	Six Months Ended
	June 30,		Change from
	2008	2007	2007
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,441	$17,677	$764
Affiliates – intermediate pipelines	6,049	7,063	(1,014)
Affiliates – crude pipelines	8,748	—	8,748

	33,238	24,740	8,498
Third parties – refined product pipelines	13,516	18,145	(4,629)

	46,754	42,885	3,869

Terminals, refinery tankage and truck loading racks:
Affiliates	5,235	5,403	(168)
Third parties	2,062	2,715	(653)

	7,297	8,118	(821)

Total revenues	54,051	51,003	3,048

Operating costs and expenses
Operations	19,712	15,922	3,790
Depreciation and amortization	10,375	7,279	3,096
General and administrative	2,645	2,556	89

	32,732	25,757	6,975

Operating income	21,319	25,246	(3,927)

Interest income	121	330	(209)
Interest expense, including amortization	(9,040)	(6,729)	(2,311)
Gain on sale of assets	36	298	(262)
Minority interest in Rio Grande	(670)	(581)	(89)

Income before income taxes	11,766	18,564	(6,798)

State income tax	(153)	(124)	(29)

Net income	11,613	18,440	(6,827)

Less general partner interest in net income, including incentive distributions (1)	1,621	1,306	315

Limited partners’ interest in net income	$9,992	$17,134	$(7,142)

Net income per unit applicable to limited partners (1)	$0.61	$1.06	$(0.45)

Weighted average limited partners’ units outstanding	16,254	16,108	146

EBITDA(2)	$31,060	$32,242	$(1,182)

Distributable cash flow (3)	$27,703	$24,983	$2,720

Volumes (bpd)(4)
Pipelines:
Affiliates – refined product pipelines	80,186	77,494	2,692
Affiliates – intermediate pipelines	59,748	63,980	(4,232)
Affiliates – crude pipelines	88,979	—	88,979

	228,913	141,474	87,439
Third parties – refined product pipelines	34,966	64,835	(29,869)

	263,879	206,309	57,570
Terminals and truck loading racks:
Affiliates	110,381	121,724	(11,343)
Third parties	34,210	50,030	(15,820)

	144,591	171,754	(27,163)

Total for petroleum pipelines and terminal assets (bpd)	408,470	378,063	30,407

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Incentive distributions of $0.7 million and $1.4 million were declared during the three and six months ended June 30, 2008, respectively. Incentive distributions of $0.5 million and $1.0 million were declared during the three and six months ended June 30, 2007, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)
Net income	$3,815	$11,006	$11,613	$18,440

Add interest expense	4,976	3,067	8,560	6,122
Add amortization of discount and deferred debt issuance costs	257	304	480	607
Subtract interest income	(28)	(145)	(121)	(330)
Add state income tax	85	65	153	124
Add depreciation and amortization	6,062	3,208	10,375	7,279

EBITDA	$15,167	$17,505	$31,060	$32,242

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

(4)	The amounts reported for the six months ended June 30, 2008 represent volumes transported on the crude pipelines for the months of March through June. Volumes shipped during the months of March through June 2008 averaged 133.1 mbpd. For the six months ended June 30, 2008, volumes are based on volumes for the months of March though June, averaged over the 182 days in the first six months of 2008. Under the pipelines and tankage agreement with Holly, fees are based on volumes transported on each pipeline component comprising the crude pipeline system (the crude oil gathering pipelines and the crude oil trunk lines). Accordingly, volumes transported on the crude pipelines represent the sum of volumes transported on both pipeline components. In cases where volumes are transported over both components of the crude pipeline system, such volumes are reflected twice in the total crude oil pipeline volumes.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)
Net income	$3,815	$11,006	$11,613	$18,440

Add depreciation and amortization	6,062	3,208	10,375	7,279
Add amortization of discount and deferred debt issuance costs	257	304	480	607
Add increase (decrease) in deferred revenue	4,930	(1,896)	6,781	(990)
Subtract maintenance capital expenditures*	(1,069)	(233)	(1,546)	(353)

Distributable cash flow	$13,995	$12,389	$27,703	$24,983

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

	June 30,	December 31,
	2008	2007
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$6,371	$10,321
Working capital(5)	$(18,467)	$5,446
Total assets	$431,930	$238,904
Long-term debt	$354,113	$181,435
Partners’ equity	$25,474	$27,816

(5)	Reflects $20.0 million of short-term borrowings that are classified as current liabilities.
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions exceed our quarterly net income.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
      Chief Financial Officer
M. Neale Hickerson, Vice President,
      Investor Relations
Holly Energy Partners
214/871-3555